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                                Sullivan & Cromwell Tax Opinion


                                                             January 20, 1998



Cablevision Systems Corporation and
    CSC Parent Corporation
     One Media Crossways
      Woodbury, New York 11797


Ladies and Gentlemen:

          We have acted as counsel to Cablevision Systems Corporation, a Delaware corporation ("CSC"), and CSC Parent Corporation, a Delaware corporation ("Parent"), in connection with the Merger, the Contribution and the issuance of the Stock Consideration contemplated by the Amended and Restated Contribution and Merger Agreement dated as of June 6, 1997 among TCI Communications, Inc. ("TCIC"), CSC, Parent and CSC Merger Corporation (the "Contribution and Merger Agreement"). We render this opinion to you pursuant to Section 7.1(h) of the Contribution and Merger Agreement. Except as otherwise indicated below, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Contribution and Merger Agreement.

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations set forth in the Contribution and Merger Agreement, the Proxy Statement/Prospectus of CSC and Parent included in the Registration Statement on Form S-4 (the "S-4") filed with the Securities and Exchange Commission the"Commission"), the letters to us from each of CSC, Parent, Charles F. Dolan and John MacPherson, and Tele-Communications, Inc.("TCI"), TCIC and each entity transferring any of the Acquired Assets or the Contributed Subsidiary Capital Stock to Parent in the Contribution (such transferring entities,


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collectively, the "TCI Transferors") dated January 15, 1998 and such other documents as we have deemed necessary or appropriate. In connection with this opinion, with your consent, we have assumed and our opinion is expressly conditioned upon, among other things, the accuracy of all of such facts, information, covenants, statements and representations, and as to such statements and representations qualified by knowledge, that such statements and representations will be consistent with the underlying facts as of the Effective Time and the Contribution Closing.

         In connection with this opinion, with your consent, we have also assumed that the Merger will be consummated at the Effective Time, and that the Contribution and the issuance of the Stock Consideration will be consummated at the Contribution Closing, each pursuant to and in accordance with the terms of the Contribution and Merger Agreement, except that (a) the Charter Amendments will not be made, (b) Class A Common Stock of Parent will be issued directly to the TCI Transferors and (c) the Assumed Liabilities that are owed by the Contributed Entities will not be assumed directly by Parent.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and any of such changes could apply retroactively.

                                    OPINION

         Based upon the foregoing and such other matters of fact and law as we have considered necessary or appropriate for purposes of this opinion, we are of the opinion that under current law the Merger, the Contribution and the issuance of the Stock Consideration, taken together, will constitute an exchange described in Section 351 of the Code. Accordingly, for U.S. federal income tax purposes:

  (i) no gain or loss will be recognized by CSC or Parent in the Merger, the Contribution and the issuance of the Stock Consideration;


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         (ii)   CSC stockholders who exchange their shares of CSC Common Stock solely for Parent Common Stock will not recognize any gain or loss;

         (iii) the tax basis of the Parent Common Stock received by such a CSC stockholder will be the same as the CSC stockholder's tax basis in the shares of CSC Common Stock surrendered therefor; and

         (iv) the holding period of the Parent Common Stock received by a CSC stockholder will include the holding period of the CSC Common Stock surrendered therefor if such CSC Common Stock was held as a capital asset.

         The tax consequences described above may not be applicable to a CSC stockholder who acquired CSC Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation.

         We express no opinion as to the effect of the Merger, the Contribution and the issuance of the Stock Consideration on Parent, TCI, any TCI Transferor or any Affiliate of any of them in respect of (a) any obligation constituting indebtedness for U.S. federal income tax purposes or any security of the type described in Sections 475(c)(2)(D) or (E) of the Code that, in either case, is outstanding at the Effective Time or the Contribution Closing and either is issued by TCI or any of its Subsidiaries and owned by CSC or any of its Subsidiaries or is issued by CSC or any of its Subsidiaries and owned by TCI or any of its Subsidiaries or (b) the payment by Fiber-Tech of the Fiber-Tech Cash. We also express no opinion as to the effect of the payment by CSC or Parent of any expenses of any other party to the Merger, the Contribution or the issuance of the Stock Consideration.

         Our opinion is based on existing facts and circumstances and is conditioned on the assumptions stated above. Except as set forth herein, we express no other opinion as to the tax consequences (including any applicable state or local tax consequences) of the Merger, the Contribution, the issuance of the Stock Consideration or any transactions related thereto, including the transactions described in Exhibit A to the Contribution and


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Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written consent.

         We hereby consent to the use of our name in the sections of the S-4 entitled "Certain Federal Income Tax Consequences of the Transactions" and "Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the S-4. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                     Very truly yours,

                                     /s/ SULLIVAN & CROMWELL






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